Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Oramed Pharmaceuticals Inc. of our report dated December 10, 2007, except for the stock split described in Note 17(f) as to which the date is January 31, 2013, relating to the financial statements of Oramed Pharmaceuticals Inc. for the period from April 12, 2002 (Inception) through August 31, 2007, which appears in such Registration Statement. We also consent hereby to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas

January 31, 2013